Exhibit 99.2

FOR RELEASE –– JUNE 1, 2016

Corning Incorporated Completes Strategic Realignment of Interest in Dow
Corning Corporation

Raises projected shareholder distributions through 2019 to
more than $12.5 billion

CORNING, N.Y. — Corning Incorporated (NYSE: GLW) today announced that it has completed the previously announced strategic realignment of its ownership interest in Dow Corning Corporation. Corning has exchanged its 50% interest in Dow Corning for a newly formed company that holds approximately a 40% interest in Hemlock Semiconductor Group and $4.8 billion in cash. Corning received a private letter ruling from the Internal Revenue Service that supports the substantially tax-free nature of the transaction.

“The closing of this transaction unlocks significant value for Corning shareholders. The $4.8 billion in cash is the equivalent of approximately 30 times the annual equity earnings of Dow Corning’s silicones business. The freedom to deploy that capital is a tremendous value driver for our shareholders,” said Wendell P. Weeks, chairman, chief executive officer, and president.

“We thank the Dow Corning team for their contributions and wish them all of the best under the stewardship of Dow Chemical, which has assumed 100% ownership of Dow Corning,” Weeks added.

Strategy and Capital Allocation Framework Update
“Corning’s strategy and capital allocation framework defines our portfolio and underscores our commitment to excellent capital stewardship. Our strategy increases our return on innovation by focusing 80% of our resources on our three core technologies, four manufacturing and engineering platforms, and five market-access platforms. We sought the realignment of Dow Corning to increase our focus, and its completion is a significant milestone,” said Weeks.

“We are delighted to be able to continue our ownership in Hemlock, a leading provider of polycrystalline silicon used in the manufacturing of semiconductor and solar devices. Our position in Hemlock allows us to capture the potential upside from a rebound in the solar market, while also providing market insight and access for our semiconductor-innovation programs,” Weeks added.

R. Tony Tripeny, senior vice president and chief financial officer, remarked, “As 2016 unfolds, we see growth returning across several of our businesses and, longer term, we see prospects for innovation-driven growth. We expect continuing moderate sequential LCD glass-price declines and ongoing benefit from the new hedges we added to reduce our exposure to a weaker yen. We also look forward to welcoming Alliance Fiber Optic Products into the Corning family.

“In light of this progress and confidence in our future operating cash flows, we are increasing the cash we expect to distribute to shareholders to more than $12.5 billion. This increase in our projected cumulative cash returns to shareholders will more than offset the loss of equity earnings from Dow Corning’s silicones business. This increase also underscores our commitment to capital stewardship, and we will fully deploy these funds consistent with our capital allocation plan,” said Tripeny.

Between Sept. 30, 2015, and May 31, 2016, Corning returned approximately $3 billion to shareholders, repurchasing about 134 million shares, including an accelerated share repurchase completed in January, and raising the cash dividend by 12.5% in February.

© 2016 Corning Incorporated. All Rights Reserved.

Corning Incorporated Completes Strategic Realignment of Interest in
Dow Corning Corporation
Page Two

Forward-Looking and Cautionary Statements
This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995), which are based on current expectations and assumptions about Corning’s financial results and business operations, that involve substantial risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the effect of global political, economic and business conditions; conditions in the financial and credit markets; currency fluctuations; tax rates; product demand and industry capacity; competition; reliance on a concentrated customer base; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization; pricing fluctuations and changes in the mix of sales between premium and non-premium products; new plant start-up or restructuring costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political or financial instability, natural disasters, adverse weather conditions, or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; retention of key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are detailed in Corning’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

Digital Media Disclosure
In accordance with guidance provided by the SEC regarding the use of company websites and social media channels to disclose material information, Corning Incorporated (“Corning”) wishes to notify investors, media, and other interested parties that it intends to use its website (http://www.corning.com/worldwide/en/about-us/news-events.html) to publish important information about the company, including information that may be deemed material to investors. The list of websites and social media channels that the company uses may be updated on Corning’s media and website from time to time. Corning encourages investors, media, and other interested parties to review the information Corning may publish through its website and social media channels as described above, in addition to the company’s SEC filings, press releases, conference calls, and webcasts.

About Hemlock Semiconductor
Hemlock Semiconductor has more than 50 years of experience in the development, production and global commercialization of polycrystalline silicon and other silicon-based products used in the manufacturing of semiconductor devices, and solar cells and modules. Hemlock Semiconductor has approximately 1,500 employees and sales of $996 million in 2015. Going forward, Corning will continue to report Hemlock’s results as equity earnings.

About Corning Incorporated
Corning (www.corning.com) is one of the world’s leading innovators in materials science. For more than 160 years, Corning has applied its unparalleled expertise in specialty glass, ceramics, and optical physics to develop products that have created new industries and transformed people’s lives. Corning succeeds through sustained investment in R&D, a unique combination of material and process innovation, and close collaboration with customers to solve tough technology challenges. Corning’s businesses and markets are constantly evolving. Today, Corning’s products enable diverse industries such as consumer electronics, telecommunications, transportation, and life sciences. They include damage-resistant cover glass for smartphones and tablets; precision glass for advanced displays; optical fiber, wireless technologies, and connectivity solutions for high-speed communications networks; trusted products that accelerate drug discovery and manufacturing; and emissions-control products for cars, trucks, and off-road vehicles.

Media Relations Contact:
Daniel F. Collins
(607) 974-4197
collinsdf@corning.com

Investor Relations Contact:
Ann H.S. Nicholson
(607) 974-6716
nicholsoas@corning.com

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© 2016 Corning Incorporated. All Rights Reserved.